Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Nucor Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	3.950% Notes due 2025	457(r)	$500,000,000	99.936%	$499,680,000	0.0000927	$46,320.34
	Debt	4.300% Notes due 2027	457(r)	$500,000,000	99.840%	$499,200,000	0.0000927	$46,275.84
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

Total Offering Amounts						$998,880,000		$92,596.18
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$92,596.18

(1)

This registration fee table shall be deemed to update the “Calculation of Registration Fee” in Nucor Corporation’s Registration Statement on Form S-3 (File No. 333-246166) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.